Exhibit 99.1

NEWS RELEASE

Contacts:        Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

Varian Semiconductor Equipment Associates Reports

Fiscal 2007 First Quarter Results

GLOUCESTER, MA, January 25, 2007 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal 2007 first quarter ended December 29, 2006.

Revenue for the first quarter of fiscal 2007 totaled $225.6 million, compared to revenue of $160.9 million for the same period a year ago. Varian Semiconductor recorded net income of $37.0 million, or $0.66 per diluted share during the first quarter of fiscal 2007, compared to net income of $22.3 million, or $0.39 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer said, “The first quarter of fiscal 2007 exceeded our financial guidance. The first quarter of fiscal 2007 was even more compelling from a competitive perspective. In the quarter, we had extraordinary customer acceptance of our high current and medium current tools by logic manufacturers and very strong progress in qualifying our PLAD tools with memory manufacturers. Given our strength in the foundry, logic and memory segments, we expect to continue to gain more market share in 2007.”

Robert Halliday, chief financial officer, provided forward guidance for the second quarter of fiscal 2007. “We currently expect revenue to be between $232 and $242 million. Earnings per share are anticipated to range from $0.62 to $0.68 per diluted share.”

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VSEA Announces FY 2007 Q1 Results	Page 2	January 25, 2007

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for second quarter fiscal 2007 revenue and earnings per share, market share, competitive position, expected product shipments, and financial performance, market conditions, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; potential environmental liabilities; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; Varian Semiconductor’s dependence on certain key personnel; and the risk of substantial indemnification obligations under the agreements governing the spin-off of Varian Semiconductor from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Report on Form 10-K for the year ended September 29, 2006 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2007 Q1 Results	Page 3	January 25, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended
	December 29, 2006	December 30, 2005
Revenue
Product	$202,350	$138,726
Service	21,477	20,561
Royalty	1,796	1,629

Total revenue	225,623	160,916
Cost of revenue	125,170	97,362

Gross profit	100,453	63,554

Operating expenses
Research and development	24,223	21,587
Marketing, general & administrative	30,469	28,380

Total operating expenses	54,692	49,967

Operating income	45,761	13,587
Interest income, net	5,625	5,431
Other income (expense), net	715	(41)

Income before income taxes	52,101	18,977
Provision for (benefit from) income taxes	15,109	(3,301)

Net income	$36,992	$22,278

Weighted average shares outstanding – basic	55,418	56,347
Weighted average shares outstanding – diluted	56,430	57,072
Net income per share – basic	$0.67	$0.40
Net income per share – diluted	$0.66	$0.39

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VSEA Announces FY 2007 Q1 Results	Page 4	January 25, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 29, 2006	September 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$219,498	$258,891
Short-term investments	162,009	154,810
Accounts receivable, net	178,244	125,992
Inventories	151,532	133,929
Deferred income taxes	30,836	31,592
Other current assets	13,011	18,102

Total current assets	755,130	723,316
Long-term investments	151,368	135,777
Property, plant and equipment, net	63,814	62,249
Other assets	17,087	17,024

Total assets	$987,399	$938,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$476	$466
Accounts payable	66,665	45,937
Accrued expenses	57,227	54,070
Product warranty	9,691	8,934
Deferred revenue	56,077	49,840

Total current liabilities	190,136	159,247
Long-term accrued expenses and other liabilities	18,563	17,300
Deferred income taxes	3,722	3,722
Long-term debt	3,147	3,270

Total liabilities	215,568	183,539

Stockholders’ equity
Common stock	599	593
Capital in excess of par value	476,638	453,229
Less: Cost of treasury stock	(152,202)	(108,910)
Retained earnings	448,006	411,014
Accumulated other comprehensive loss	(1,210)	(1,099)

Total stockholders’ equity	771,831	754,827

Total liabilities and stockholders’ equity	$987,399	$938,366

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